EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record March Sales of $119.3 Million, an Increase of 1.7%

Warrendale, PA, April 9, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five-week period ended April 5, 2003 increased 1.7% to $119.3 million, compared to $117.4 million for the five-week period ended April 6, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 8.5% for the March period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 9.3% for the month compared to the corresponding period ended April 6, 2002.

Total sales for the five-week period ended April 5, 2003 include $6.0 million from the Bluenotes/Thriftys operation, compared to $7.1 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 20.8% in March compared to last year.

Total sales for the nine-week period ended April 5, 2003 increased 2.7% to $193.6 million, compared to $188.5 million for the nine-week period ended April 6, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 7.9% for the nine-week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 8.8% for the period compared to the corresponding period ended April 6, 2002.

Total sales for the nine-week period include $10.0 million from the Bluenotes/Thriftys operation, compared to $11.7 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 19.9% for the period compared to the corresponding period last year.

Due to lower than expected sales performance in February and March and continued margin pressure from the Bluenotes Division, the Company currently expects first quarter earnings to be in the range of $0.10 to $0.12 per share, which is based on an expected April consolidated comp store sales increase in the mid to high single digits.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 699 AE stores in 48 states and the District of Columbia, 58 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding April sales and first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our April sales and first quarter financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857